Exhibit 99

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                          P R E S S   R E L E A S E

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RELEASE DATE:                                     CONTACT:
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July 18, 2007                                 CHARLES P. EVANOSKI
                                              GROUP SENIOR VICE PRESIDENT
                                              CHIEF FINANCIAL OFFICER
                                              (724) 758-5584


                       FOR IMMEDIATE RELEASE
                       ---------------------

                 ESB FINANCIAL CORPORATION REPORTS
                    SECOND QUARTER 2007 EARNINGS

Ellwood City, Pennsylvania, July 18, 2007 - ESB Financial Corporation (Nasdaq:
ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended June 30, 2007 of $0.16 per diluted share on net income of $2.0 million as compared to earnings of $0.23 per diluted share on net income of $3.0 million for the quarter ended June 30, 2006, a 30.4% decrease in net income per diluted share. The Company's annualized return on average assets and average equity were 0.42% and 6.28%, respectively, for the quarter ended June 30, 2007, compared to 0.64% and 10.29%, respectively, for the quarter ended June 30, 2006.

For the six month period ended June 30, 2007, the Company realized earnings of $0.31 per diluted share on net income of $3.9 million compared to earnings of $0.45 per diluted share on net income of $5.8 million for the same period in the prior year, a 31.1% decrease in net income per diluted share. The Company's annualized return on average assets and average equity were 0.41% and 6.12%, respectively, for the six-month period ended June 30, 2007, compared to 0.62% and 9.56%, respectively, for the six months ended June 30, 2006.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, "The Company's net interest margin began to show some signs of stabilization in the second quarter as the inverted yield curve began to subside. However, the Company's income continues to be impacted by the sustained effects of the inverted rate environment. This environment continues to offer significant challenges to financial institutions whose income is derived primarily from its net interest margin. The Company remains committed to improving net interest and noninterest income, while pursuing strategies to grow and provide a sound investment return to our shareholders."

Consolidated net income decreased $1.0 million, or 33.2%, to $2.0 million for the quarter ended June 30, 2007, compared to $3.0 million for the same period in the prior year. This decrease was primarily the result of decreases in net interest income and non-interest income of $1.1 million and $157,000, respectively, as well as increases in provision for loan losses and non-interest expense of $83,000 and $73,000,respectively, partially offset by a decrease to the provision for income taxes of $387,000. Net interest income decreased in the second quarter primarily due to increases in interest expense on



Press Release
Page 2 of 3
July 18, 2007



deposits and borrowings of $1.9 million, partially offset by an increase in interest income of $852,000. Included in the decrease in non-interest income were decreases to net gain on sale of loans and net gain on sale of securities available for sale of $177,000 and $115,000, respectively, partially offset by an increase in income from real estate joint ventures of $197,000. Included in the increase of non-interest expense were increases in data processing and minority interest, related to the Company's interest in joint ventures, of $77,000 and $111,000, respectively.

Consolidated net income for the six month period ended June 30, 2007, as compared to the six month period ended June 30, 2006, decreased $1.9 million, or 32.1%, to $3.9 million from $5.8 million. This decrease was the result of a decrease in net interest income of $2.3 million and increases in the provision for loan losses and non-interest expense of $216,000 and $354,000, respectively, partially offset by an increase in non-interest income of $279,000, and a decrease to the provision for income taxes of $760,000. The decrease in net interest income for the period ended June 30, 2007 was primarily the result of an increase in interest expense of $5.0 million, partially offset by an increase in interest income of $2.7 million. The increase in non-interest income was primarily the result of an increase in income from real estate joint ventures of $482,000, partially offset by decrease in net gains on the sale of loans and net gain on sale of securities available for sale of $170,000 and $115,000, respectively. Included in the increase to non-interest expense was an increase in minority interest, related to the Company's interest in joint ventures of $329,000.

The Company's total assets decreased by $33.6 million, or 1.8%, to $1.9 billion at June 30, 2007. The decrease in assets resulted primarily from decreases in securities available for sale of $53.3 million, or 4.7%, to $1.1 billion, partially offset by an increase in loans receivable of $12.4 million, or 2.1%, to $602.0 million. The Company's total liabilities decreased by $26.2 million, or 1.5%, to $1.8 billion at June 30, 2007. This decrease in total liabilities was primarily the result of a decrease in FHLB advances of $57.3 million, or 8.2%, to $641.0 million partially offset by increases in deposits, other borrowings and other liabilities of $20.5 million, $5.0 and $5.3 million, respectively. Total stockholders' equity decreased $7.4 million or 5.7%, to $121.2 million at June 30, 2007, from $128.5 million at December 31, 2006.
The decrease to stockholders' equity was primarily the result of a decrease to accumulated other comprehensive loss of $7.5 million and an increase to treasury stock of $1.4 million, partially offset by an increase in retained earnings of $1.0 million. Average stockholders' equity to average assets was 6.55%, and book value per share was $9.53 at June 30, 2007 compared to 6.57% and $10.00 at December 31, 2006.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The NASDAQ Global Select Market under the symbol "ESBF". We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.


Press Release
Page 3 of 3
July 18, 2007



                      ESB FINANCIAL CORPORATION AND SUBSIDIARIES
                               Financial Highlights
                  (Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:

                                                 Three Months          Six Months
                                                Ended June 30,       Ended June 30,
                                               2007       2006       2007      2006
                                            --------   ---------  --------  ---------
    Interest income                          $24,271    $23,419    $48,585   $45,873
    Interest expense                          17,952     16,026     35,716    30,673
                                            --------   ---------  --------  ---------
    Net interest income                        6,319      7,393     12,869    15,200
    Provision for loan losses                    185        102        511       295
                                            --------   ---------  --------  ---------
    Net interest income after provision for
       loan losses                             6,134      7,291     12,358    14,905
    Noninterest income                         1,942      2,099      3,758     3,479
    Noninterest expense                        5,918      5,845     11,916    11,562
                                            --------   ---------  --------  ---------
    Income before provision
       for income taxes                        2,158      3,545      4,200     6,822
    Provision for income taxes                   148        535        257     1,017
                                            --------   ---------  --------  ---------
    Net income                               $ 2,010    $ 3,010    $ 3,943   $ 5,805
                                            ========   =========  ========  =========
    Net income per share:
       Basic                                   $0.16      $0.24      $0.32     $0.46
       Diluted                                 $0.16      $0.23      $0.31     $0.45

    Annualized return on average assets         0.42%      0.64%      0.41%     0.62%
    Annualized return on average equity         6.28%     10.29%      6.12%     9.56%


FINANCIAL CONDITION DATA:

                                                                            As of:
                                                                    June 30,      December 31,
                                                                      2007            2006
                                                                      ----            ----
    Total assets                                                 $ 1,889,118     $ 1,922,722
    Cash and cash equivalents                                         27,045          22,701
    Total investment securities                                    1,090,581       1,143,924
    Loans receivable, net                                            602,013         589,642
    Customer deposits                                                844,163         823,644
    Borrowed funds (includes subordinated debt)                      898,438         951,153
    Stockholders' equity                                             121,165         128,535
    Book value per share                                               $9.53          $10.00

    Average equity to average assets                                    6.78%           6.57%
    Allowance for loan losses to loans receivable                       0.85%           0.84%
    Nonperforming assets to total assets                                0.21%           0.22%
